UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 31, 2009 (August 25, 2009)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nancy J. Wysenski resigned as Chief Operating Officer of the Company effective September 1, 2009. In connection with Ms. Wysenski’s resignation, the Company and Ms. Wysenski entered into a separation agreement that provides Ms. Wysenski with the payments and benefits which she would have been entitled to receive under her existing employment agreement had she been terminated by the Company as well as the accelerated vesting of 25,000 stock options originally granted on September 6, 2007 and 101,625 options granted on February 26, 2009. Ms. Wysenski also received, pursuant to the terms of an existing stock option award agreement, accelerated vesting of 37,500 stock options originally granted on January 25, 2008. An additional 24,433 stock options and 17,520 restricted stock units (representing 17,520 shares of common stock) will be unvested on September 1, 2009 and will lapse in accordance with their terms. The Company has also provided Ms. Wysenski with a reverse relocation allowance of up to $75,000 to cover expenses associated with her reverse relocation to North Carolina and up to $200,000 in connection with a documented loss of equity on her Pennsylvania home. The separation agreement also includes a mutual release of claims, covenants providing for confidentiality, non-competition, non-disparagement and Ms. Wysenski’s continuing assistance with respect to investigations and litigation. In addition, until March 31, 2010, at the Company’s request, Ms. Wysenski has agreed to provide consulting services to the Company from time to time.

The foregoing summary of the separation agreement with Ms. Wysenski does not purport to be complete and is qualified in its entirety by reference to the separation agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated as of August 25, 2009, between Endo Pharmaceuticals Holdings Inc. and Nancy J. Wysenski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC. (Registrant)

By:	/s/ CAROLINE B. MANOGUE
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: August 31, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Separation Agreement dated as of August 25, 2009, between Endo Pharmaceuticals Holdings Inc. and Nancy J. Wysenski